Exhibit 99.1

Contacts:

Felicia Spagnoli	Justine Alonzo	Richard Heiner
Media Relations	Investor Relations	Director of Marketing
Color Kinetics Incorporated	Color Kinetics Incorporated	Super Vision International
617-701-2292	617-701-2272	407-857-9900
fspagnoli@colorkinetics.com	jalonzo@colorkinetics.com	rheiner@svision.com

COLOR KINETICS AND SUPER VISION REACH COMPREHENSIVE SETTLEMENT

Boston, MA and Orlando, FL – December 6, 2006 – Color Kinetics Incorporated (NASDAQ: CLRK), a leading innovator of LED lighting systems and technologies, and Super Vision International, Inc. (NASDAQ: SUPVA), a world leader in solid-state LED and fiber optic lighting systems and controls, today announced a joint settlement agreement ending all pending litigation between the two companies.

Through the agreement:

•	Super Vision will pay Color Kinetics a set fee as settlement for all past claims Color Kinetics has against Super Vision, including the amount awarded to Color Kinetics by the U.S. District Court for the District of Massachusetts.

•	Super Vision will drop its pending claim of infringement against Color Kinetics with respect to U.S. patent #4,962,687, known as the ‘687 patent, in the U.S. District Court for the Eastern District of Texas.

•	Color Kinetics will drop its declaratory judgment claim of non-infringement of the ‘687 patent filed in the U.S. District Court for the District of Massachusetts.

•	Color Kinetics will grant Super Vision a royalty bearing license to its worldwide patent portfolio, allowing Super Vision to continue the manufacture and sale of its LED-based lighting products, including the SaVi™ line.

•	Super Vision will grant Color Kinetics a royalty free license to the ‘687 patent.

•	Super Vision waives its rights to appeal the final judgment granted to Color Kinetics by the U.S. District Court of Massachusetts on November 8, 2006. In its ruling, the Court permanently enjoined Super Vision from manufacturing or selling in the United States any of the Super Vision products that were held to infringe Color Kinetics’ patents, and all other Super Vision products which are merely colorable variations of the litigated products. By granting a license, Color Kinetics is allowing Super Vision to continue the sale of all enjoined products.

In August 2005 the Court granted summary judgment that all five of Color Kinetics’ asserted patents are not invalid, that certain Super Vision products infringe those patents, and that Color Kinetics did not engage in inequitable conduct before the U.S. Patent and Trademark Office.

“Since inception, Color Kinetics has devoted significant resources to building a strong intellectual property portfolio that reflects the company’s vision, engineering talent, and multi-million dollar investment in research and development. We choose not to exclude players from the field, but rather enable the market through an active licensing program,” said Bill Sims, President and CEO, Color Kinetics. “We’re gratified by the resolution of our litigation with Super Vision, which we believe sends a strong message to the industry.”

“The future is extremely bright for the global LED lighting industry and Super Vision is now positioned to capitalize on that potential. After almost five years of litigation, it is exciting to be able to focus 100% of our efforts on growing the company, developing new products and incorporating new LED technologies into lighting systems and controls through this agreement,” stated Mike Bauer, President and CEO of Super Vision International. “It was time to put the past behind us and get refocused on the business of lighting.”

Sims added, “Color Kinetics remains focused on developing new technologies to drive our Lighting Systems business, while also making those technologies and resulting IP available to third parties. The resolution of this case, combined with an ever-growing number of patents and broad list of prospective licensees, will allow us to aggressively pursue new agreements in diverse markets – ultimately helping to advance adoption of LED illumination worldwide.”

This settlement agreement resolves all current claims between the two companies and allows both Color Kinetics and Super Vision International to focus their efforts on the expanding market for solid-state LED lighting systems around the world.

About Color Kinetics

Color Kinetics Incorporated (NASDAQ: CLRK) transforms environments through new, dynamic uses of light. Its award-winning lighting systems and technologies apply the benefits of LEDs as a highly efficient, long lasting, environmentally friendly, and inherently digital source of illumination – reinventing light itself as a highly controllable medium. Color Kinetics also enables widespread adoption of LED lighting through OEM and licensing partnerships in diverse markets. The company is headquartered in Boston, MA with offices in the UK, China, and Japan. More information is available at www.colorkinetics.com.

About Super Vision International, Inc.

Super Vision International’s vision is to incorporate Light, Color and Imagination with advanced technology to become one of the world’s leading suppliers of lighting and lighting control products that add visual excitement, accent, impact and identity to commercial and residential lighting projects around the world. For more information, please visit the Super Vision web site at www.svision.com.

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©2006 Color Kinetics Incorporated. Color Kinetics and the Color Kinetics logo are registered trademarks of Color Kinetics Incorporated. All other trademarks mentioned are the property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Color Kinetics Incorporated or Super Vision International, Inc. businesses that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events and results. For a discussion of such risks and uncertainties, see “Risk Factors” in the companies’ Annual Reports on Form 10-K, or Form 10-KSB, as applicable, for the twelve months ended December 31, 2005, and most recent 10-Q, or 10-QSB, as applicable, each as filed with the Securities and Exchange Commission.